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                                                                   EXHIBIT 10.25


                              UNITED DEFENSE, L.P.

                                  June 30, 1997

Francis "Buzz" Raborn

             Re:   Executive Compensation Agreement

Dear Buzz:

            This Letter Agreement serves to confirm the discussion between Larry
D. Brady and you ("Executive") concerning the decision of the Board of Directors of FMC Corporation ("FMC" or the "General Partner"), the general partner of United Defense, L.P. (the "Company"), to (i) solicit potential buyers for a possible sale of the outstanding general partner interests, or outstanding general partner and limited partner interests, of the Company (a "Sale of the Company") and (ii) to consider a spin-off of the Company in a transaction or series of related transactions pursuant to which the stockholders of FMC would become the holders of FMC's equity interests in the Company as a result of a distribution of such interests (a "Spin-Off"). Each of a Sale of the Company and a Spin-Off are referred to herein as a "Transaction." In connection with such decision, the Company hereby agrees with Executive, effective as of the date written above, to the following terms and conditions set forth in this Letter Agreement.

1. Compensation Arrangements. In consideration of Executive's agreement to cooperate with the General Partner in pursuing a Transaction and to fulfill Executive's other obligations set forth in this Letter Agreement, Executive shall be entitled to receive the payments and benefits described below:

      (a) Performance Incentive: If a Transaction is consummated, Executive shall be entitled to a bonus (the "Performance Incentive Bonus") of $150,000 payable 30 days after the consummation of such Transaction (the "Final Transaction Date"); provided, however, that (i) the Performance Incentive Bonus shall not be payable if, prior to the Final Transaction Date, Executive's employment with the Company is voluntarily terminated without Good Reason or is involuntarily terminated for Cause and (ii) the Performance Incentive Bonus shall be payable if Executive's employment is voluntarily terminated with Good Reason or involuntarily terminated not for Cause prior to the Final Transaction Date. Notwithstanding the foregoing and paragraph 1(b) below, both the Performance Incentive Bonus and the Premium Incentive Bonus (as defined in such paragraph 1(b)) shall be payable if Executive voluntarily terminates his employment prior to the Final Transaction Date in order to accept an offer of employment from FMC.

      (b)   Premium Incentive: If a Sale of the Company is consummated (but not a Spin-Off), Executive shall be entitled to a bonus (the "Premium Incentive Bonus") in an amount ranging from $0 to $150,000 based on the price obtained for such Sale of the Company and Executive's contribution to the process of consummating such Sale of
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            the Company, as determined by Larry D. Brady and Thomas W. Rabaut in their sole discretion. Any Premium Incentive Bonus shall be payable 30 days after the Final Transaction Date; provided, however, that
            (i) the Premium incentive Bonus shall not be payable if, prior to the Final Transaction Date, Executive's employment with the Company is voluntarily terminated without Good Reason or is involuntarily terminated for Cause and (ii) the Premium Incentive Bonus shall be payable if Executive is voluntarily terminated with Good Reason or involuntarily terminated not for Cause prior to the Final
            Transaction Date.

      (c) Severance Pay: Subject to consummation of a Sale of the Company (but not a Spin-Off), if Executive is terminated by the Company not for Cause, or if Executive voluntarily terminates his employment with the Company with Good Reason, at any time after the Final Transaction Date up to and including the two-year anniversary of the Final Transaction Date, Executive shall be entitled to receive from the Company the following:

            (i) An amount equal to Executive's annualized base salary in effect at the effective time of such termination plus an amount equal to Executive's (A) earned and unused and (B) accrued vacation pay through the effective time of such termination plus an amount calculated to provide Executive with $150,000 on an after-tax basis.

            (ii) An amount equal to the greater of (A) Executive's target bonus established for the plan period commencing January 1, 1997 and
                  (B) Executive's target bonus established for the plan period commencing in the year of such termination.

            (iii) A continuation of the welfare benefits of health care
                  (including dental insurance coverage), life and accidental death and dismemberment and long-term disability insurance coverage for one full year after the effective time of such termination. These benefits shall be provided to Executive at the same premium cost, and at the same coverage level, as in effect as of the effective time of such termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, as applicable, shall change for Executive in a corresponding manner.

            (iv) Executive outplacement assistance in accordance with FMC's customary practices for persons in Executive's employment position from the outplacement firm employed by FMC as of the effective time of such termination.

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            (v)   If applicable, the Company will provide or cause to be
                  provided to Executive supplemental pension benefits equal to the difference between the pension benefits actually payable under the Company and/or FMC pension plan applicable to Executive and the pension benefits which would have been payable had Executive accrued employment service through the age of 55 prior to receipt of pension benefits.

            Executive shall also be entitled to receive severance benefits under this paragraph 1(c) upon voluntary termination of employment with the Company prior to the Final Transaction Date if the buyer of partnership interests of the Company ("Buyer") indicates in writing to FMC prior to the Final Transaction Date that Buyer intends to cause the Company to terminate Executive following the Final Transaction Date, unless Executive accepts an offer of employment with FMC prior to the Final Transaction Date. A liquidation or dissolution of the Company in connection with a Sale of the Company or as part of the integration of the operations of the Company and Buyer shall not be deemed to involve a termination of Executive for purposes of this paragraph 1(c), but in such event this paragraph 1(c) is intended to apply to and be binding on the successor of the Company.

      (d) FMC 1995 Management Incentive Plan:

            (i) Bonus Performance Incentive Award. Whether or not Executive completes the Three-Year Period (as defined in the FMC 1995 Management Incentive Plan (the "MIP")) ending December 31, 1997 as an employee of the Company, Executive shall receive a BPI Award (as defined below) with respect to such Three-Year Period based on the greater of the at-target performance and the actual performance of the Company for such Three-Year Period. Such BPI Award shall be reduced by the amount of the draw against such BPI Award previously paid to Executive and, as so reduced, shall be payable at the time when FMC makes payment of the BPI Awards to other participants in the MIP. For purposes of this Letter Agreement, the term "BPI Award" shall mean a Three-Year Incentive Award within the meaning of the MIP.

            (ii) Annual Performance Incentive Award. Whether or not Executive completes the calendar year ending December 31, 1997 as an employee of the Company, Executive shall receive an annual performance incentive award with respect to such period based on a review of Executive's performance during such period. Such annual performance incentive award shall be payable at the time when FMC makes payment of the annual performance incentive awards to other participants in the MIP.

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      (e)   Equity Incentive Awards: Notwithstanding any contrary term contained in any applicable FMC stock option plan (the "Option Plan") or any applicable stock option agreement, but subject to the approval of the Compensation and Organization Committee of the Board of Directors of FMC or any other appropriate committee, Executive shall have the right to exercise any outstanding stock options granted to him under the Option Plan that are vested as of the Final
            Transaction Date within the earlier of (A) two years from the Final Transaction Date and (B) the scheduled expiration date of such options under the Option Plan and the applicable stock option agreements.

2. Obligations of Executive:

      (a) Nondisclosure of Transaction Matters. Except as required by any court or governmental entity, Executive agrees not to disclose or discuss with any person (regardless of any termination of this Letter Agreement or any determination by FMC to no longer pursue a Transaction) the existence or terms of this Letter Agreement, the fact that a Transaction is being considered, the terms or conditions of a Transaction or the status of any Transaction discussions or negotiations; provided, however, that (i) Executive shall be free to consult with the other officers of the Company or with his or their legal counsel, accountants and financial advisors in connection with this Letter Agreement and any Transaction; and (ii) Executive shall be free to disclose and discuss such matters in connection with any Transaction as authorized by FMC officials leading FMC's efforts in connection with any such Transaction.

      (b) Executive Cooperation in Transaction Efforts. Executive agrees to cooperate with the partners of the Company in their respective efforts to negotiate and close a Transaction, regardless of whether Executive or any other member of the management of the Company ("Management") becomes a participant in such Transaction. Without limiting the generality of the foregoing, (i) Executive shall not take any action which could be reasonably expected to give Management or any investors who propose to participate with Management in a Transaction an advantage over other potential participants in such Transaction or any alternative Transaction;
            (ii) Executive shall make himself available at FMC's request from time to time to answer questions and provide information to potential participants in a Transaction, which shall be done in a manner consistent with the policies, procedures and guidelines established by FMC; and (iii) Executive shall otherwise promote any Transaction consistent with his duty to act in the best interest of the Company and shall continue his flanctional responsibilities and assist FMC in connection with the negotiation and consummation of any such Transaction, consistent with Executive's demonstrated capabilities.

      (c) Representations and Warranties Relating to any Transaction. Executive understands that FMC and/or the limited partner of the Company may decide to make certain

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            representations and warranties relating to the business and operations of the Company to participants in a Transaction under the terms of the definitive agreements with such participants (the "Definitive Agreements") Executive agrees that, prior to the execution of the Definitive Agreements and prior to the closing of any such Transaction, Executive will (i) review all such representations and warranties and (ii) certify in writing to FMC and/or the limited partner of the Company (the "Certificate") (A) that Executive knows of no material misstatement or omission contained in such representations and warranties or (B) that Executive has identified to FMC and/or the limited partner of the Company in writing any material misstatements or omissions contained in such representations and warranties. Executive understands and acknowledges that such certification is customary in connection with transactions such as such Transaction and that FMC will rely on such certification in executing the Definitive Agreement and in closing such Transaction.

3. No Contract of Employment. This Letter Agreement is not a contract of employment. Nothing expressed or implied in this Letter Agreement shall create any right or duty of Executive's continued employment by FMC or the Company, and the Company reserves all rights to terminate Executive's employment at any time for or not for Cause, subject to the provisions hereof.

4.    Certain Definitions.

      (a) The term "Cause" as used herein shall mean (i) Executive's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from disability or occurring after issuance by Executive of a notice of termination with Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has willfully failed to substantially perform his duties, and after Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand, (ii) the commission by Executive of an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude or constituting a felony, or (iii) the commission by Executive of any act of dishonesty which injures the Company, any partner of the Company or Buyer, as the case may be.

      (b) The term "Good Reason" as used herein shall mean the occurrence of one or more of the following events without Executive's consent: (i) Executive's base salary as of the date hereof is reduced for any reason by more than 5% other than as a result of the termination of Executive's employment or (ii) after the Final Transaction Date, Executive's employment with the Company is not on terms comparable to Executive's employment with the Company as of the date hereof in terms of compensation, responsibility and authority. Executive shall notify the Company within 15 days after Executive knows of the occurrence of any event within the


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            meaning of clauses (i) or (ii) above and the Company may cure any such event and notify Executive thereof within 15 days of the Company's receipt of Executive's notice. Within 15 days after expiration of such 15-day period, Executive must voluntarily terminate his employment with the Company in order to be entitled to benefits hereunder.

5. General Provisions: It is expressly understood and agreed: (i) that all of the terms and conditions of the compensation plans described in paragraph 1 above are to remain in full force and effect as applied to Executive and
      (ii) that, except as specifically modified by this Letter Agreement, any payments and distributions made pursuant to paragraph 1 above are in lieu of any other payments which would otherwise be due under the same compensation plan for the same relevant time period. It is further understood and agreed that the following provisions shall apply to this Letter Agreement:

      (a) Irreparable Harm. Executive acknowledges and agrees that the failure of Executive to comply with any of the terms of paragraph 2 will irreparably harm the Company and that money damages would not adequately compensate them for such harm. Thus, Executive agrees that, in addition to any other remedies that the Company may have hereunder or otherwise, the Company shall be entitled to injunctive or other equitable relief to restrain any breach by Executive of such terms, and further that the Company shall be entitled to apply for such relief in any court of competent jurisdiction without the posting of a bond or any other security.

      (b) Assignment. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive. This Letter Agreement may be assigned by the Company and is intended to be binding on any successor to the Company.

      (c) Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof

      (d) Parol Integration. The rights and benefits granted pursuant to this Letter Agreement are in addition to, and not in lieu of, any rights and other benefits to which Executive may be entitled.

      (e) Arbitration. Each of Executive and the Company hereby irrevocably agree that, except as provided in paragraph 5(a), any dispute arising out of or relating in any way to this Letter Agreement shall be settled solely by arbitration in the City of Chicago, Illinois to be administered by the American Arbitration Association in accordance with its then prevailing rules.

      (f) Status of Payments. No payments made to Executive by the Company pursuant to this Letter Agreement (other than with respect to the MIP) shall be deemed to be


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            pensionable income or compensation for purposes of Executive's rights under the FMC and/or Company pension plan applicable to Executive.

                              *    *    *    *    *


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            If you agree that the foregoing correctly sets forth the agreement between us, please sign the enclosed copy of this Letter Agreement in the space indicated below and return it to the Company.

                                Very truly yours,

                                UNITED DEFENSE, L.P.

                                By:   FMC Corporation

                                Its:  General Partner


                                      By: /s/ Thomas W. Rabaut
                                         ------------------------------

                                      Its: Vice President
                                         ------------------------------

Agreed to as of the day and
year first written above:


/s/ Francis Raborn
-----------------------------
Francis "Buzz" Raborn

7/6/97
-----------------------------
Date of Signature


                                      -8-
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To: F. "Buzz" Raborn

                    Re: Amendment to Executive Compensation Agreement

Dear Buzz:

In connection with the Letter Agreement dated as of June 30, 1997, between you ("Executive") and United Defense L.P. (the "Company"), the Company desires, in order to more fully realize the objectives of the Letter Agreement, to amend the same to clarify certain additional aspects of your compensation not addressed or only partially addressed therein, as follows:

FMC Stock Option Plan: Certain options have been granted to you in connection with such plan (the "Option Plan") under one or more stock option agreements which, among other things, ordinarily subject the right of exercise to the condition precedent that Executive shall have been continuously employed by the Company or one of its affiliates between the grant date for such options and December 31, 1997. Regarding such options, the condition regarding such period of continuous employment shall be deemed fully satisfied if Executive remains continuously employed from the grant date until the earlier of December 31, 1997 or the Final Transaction Date.

Any terms not separately defined above shall have the same definitions set forth In the Letter Agreement.

If you are in agreement with the foregoing, please execute both originals of this Amendment, keep one original for your records, and return the other original to the Company, whereupon the Letter Agreement shall become amended in the manner set forth above.

                                           Very truly yours,

                                           UNITED DEFENSE, L.P.
                                           By FMC Corporation, acting as
                                           General Partner of United
                                           Defense, L.P., and acting for
                                           itself regarding the Option Plan


                                           By:  Thomas W. Rabaut
                                              -------------------------------

                                           Its:  Vice President
                                              -------------------------------
Accepted and agreed to as of the
date and year first written above


/s/ F. Raborn
-----------------------------
F. "Buzz" Raborn

7/22/97
-----------------------------
Date of Signature